Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information contact:

Stephen C. Kircher, CEO	Brion Tanous
Solar Power, Inc.	Clean Tech IR, Inc.
(916) 745-0900	(310) 541-6824
btanous@cleantech-ir.com
Solar Power, Inc. Announces Third Quarter 2009
Financial Results
ROSEVILLE, Calif.—November 9, 2009 - Solar Power, Inc. (OTCBB:SOPW), a vertically integrated international designer, manufacturer and marketer of photovoltaic (PV) modules and balance-of-system components and installer of PV solar electric systems for U.S. commercial, public and residential customers today announced results for the third quarter and nine months ended September 30, 2009.
Third Quarter of 2009 Results:
Net sales for the third quarter of 2009 were $22.3 million compared to $19.6 million in net sales in the third quarter of 2008, an increase of 13.5% over the comparative period. Gross profit for the third quarter of 2009 was $5.1 million, or 23.1% of sales, compared to $1.9 million, or 9.5% of sales, for the third quarter of 2008. Operating expenses for the third quarter of 2009 were $3.5 million (15.6% of sales) compared to $2.8 million (14.4% of sales) for the same period last year. Other income, net, including interest and taxes was $79 thousand. Net income for the third quarter of 2009 was $1.7 million, or $0.05 per basic share and $0.04 diluted share, compared to a net loss of $1.0 million, or ($0.03) per basic and diluted share, in the third quarter of 2008. Weighted average number of common shares outstanding used in computing basic per share amounts for the three months ended September 30, 2009 was 38,994,000 and the weighted average number of common shares outstanding used in computing the diluted per share amounts for the three months ended September 30, 2009 was 39,201,234. The weighted average number of common shares outstanding used in computing the basic and diluted per share amounts for the three months ended September 30, 2008 was 37,740,368.
Nine Months Ended September 30, 2009 Results:
Net sales for the nine months ended September 30, 2009 were $38.5 million compared to $35.5 million in net sales in the comparative period of 2008, an increase of 8.4%. Gross profit for the nine months ended September 30, 2009 was $7.3 million, or 19.0% of sales, compared to $3.3 million, or 9.2% of sales, for the comparative period of 2008.
Operating expenses for the nine months ended September 30, 2009 were $9.9 million (25.9% of sales) compared to $9.0 million (25.2% of sales) for the same period last year. Other income, net, including interest and taxes was $43 thousand. Net loss for the nine months ended September 30, 2009 was $2.6 million, or $0.07 per basic and diluted share, compared to a net loss of $5.7 million, or $0.15 per basic and diluted share, in the comparative period of 2008. Weighted average number of common shares outstanding used in computing basic and diluted per share amounts for the nine months ended September 30, 2009 and 2008 were 38,286,787 and 37,671,794, respectively.
Balance Sheet:
Assets include cash and cash equivalents at September 30, 2009 of $9.3 million and accounts receivable (net) and costs and estimated earnings in excess of billings of $21.8 million. Inventory was $5.9 million. Total assets were $40.9 million while total liabilities were $22.2 million. Common shares outstanding at September 30, 2009 were 50,020,826.
Recent Company Highlights:
•	The Company completed a private placement to accredited investors of 14,077,000 shares of its common stock with net proceeds of approximately $12.8 million.

•	The Company began installation on the 3.5 megawatt P.V. system at Aerojet in Rancho Cordova, CA. The first year environmental benefits of this system equate to offsetting approximately 8,270,000 car miles driven or the clean air benefits realized from planting 976,520 trees.

•	Ventura County California Board of Supervisors selected SPI to install 497 kW PV solar systems on two of the county’s buildings.
Management Comments:
“As we have continually stressed, our model is based upon growing top-line revenue, increasing gross margin in a volatile silicon market and managing spending,” said Steve Kircher, CEO & Chairman of SPI. “Our third quarter results highlight our focus on the execution of these key metrics. We continued our momentum from the second quarter, took advantage of a declining silicon market, and achieved gross margins that are actually slightly higher than what we anticipate margins will be in a stabilized market. Credit, especially construction financing is still difficult to obtain but take-out financing for larger projects is loosening up,” Mr. Kircher stated.
“We will be commissioning our 3.5 megawatt project at Aerojet tomorrow and interconnecting shortly thereafter,” Mr. Kircher announced. “This system will be one of the largest systems commissioned this year and is another great reference project for us.”
“Our international business remains very solid and we continue to develop new customers interested in both our top-ranked modules and our suite of proprietary racking systems,” Mr. Kircher said.

“With regard to our plan to develop utility-scale projects, we have exercised our options on two pieces of property that we anticipate we will commence construction on next year,” said Mr. Kircher. “These two projects alone total over 13 megawatts. We have several other utility scale projects that we believe can bring us a large, predictable base of business for the next several years.”
“We expensed over $250,000 in the third quarter while changing the direction of the Yes! business model from a franchise model to a direct distribution model,” Mr. Kircher stated. “We have signed up 6 additional dealers for our Yes! products since September 30, 2009 and received many qualified leads for our Yes! distributorships at the recent solar show held in Anaheim, California,” Mr. Kircher pointed out. “We remain convinced that the residential market will start to grow very fast and that we can participate in this growth through the sale of our already well established solar kits.”
“In short, we are very excited about delivering on our key performance metrics, we’re confident that our solar sales pipeline and opportunities will continue to allow us to drive top line growth and we are proving that we can scale up our top-line while maintaining reasonably flat spending,” Mr. Kircher concluded.
2009 Outlook:
Based on 2009 year to date financial results, current and anticipated commercial installations, and anticipated product sales to international markets, the Company reiterates its projected revenues between $60 to $70 million for 2009.
Conference Call Information:
The conference call will take place at 4:30pm EST on Wednesday, November 11, 2009. Interested participants should call 1-888-549-7704 when calling within the United States or 1-480-629-9857 when calling internationally.
A playback will be available through November 18, 2009. To listen, please call 1-800-406-7325 within the United States or 1-303-590-3030 when calling internationally. Utilize the PIN number 4180621 for the replay.
This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00006CA5, or visiting www.solarpowerinc.net, or at ViaVid’s website at www.viavid.net, where the webcast can be accessed through November 18, 2009.
About Solar Power, Inc.:
Founded in 2005, Solar Power, Inc. is a vertically integrated solar energy solution provider offering the North American commercial and public sector building markets a complete solution through a single brand. The Company’s Yes! Solar, Inc. subsidiary provides the U.S. small- to mid-sized business and residential market segments with turnkey PV solar systems through a growing dealer distribution network. Throughout Europe, Australia and Asia, the Company sells its products direct to distributors and turnkey solutions providers. Solar Power, Inc. operates from its Roseville, California headquarters.
Safe Harbor Statement:
The earnings release and conference call may contain certain “forward-looking statements” relating to the business of Solar Power, Inc., its subsidiaries and the solar industry, which can be identified by the use of forward looking terminology such as “believes, expects” or similar expressions. The forward looking statements contained in this press release include statements regarding the Company’s ability to execute its growth plan and meet revenue and sales estimates. These statements involve known and unknown risks and uncertainties, including, but are not limited to, general business conditions, managing growth, and political and other business risk. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks and other factors detailed in the Company’s reports filed with the Securities and Exchange Commission. Solar Power, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities law.

SOLAR POWER, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except for share data)

	As of	As of
	September 30,	December 31,
	2009	2008
	(unaudited)	(audited)
ASSETS
Current assets:
Cash and cash equivalents	$9,305	$5,915
Accounts receivable, net of allowance for doubtful accounts of $275 and $49 at September 30, 2009 and December 31, 2008, respectively	8,376	3,010
Costs and estimated earnings in excess of billings on uncompleted contracts	13,462	294
Inventories, net	5,930	4,665
Prepaid expenses and other current assets	1,026	771
Restricted cash	527	527

Total current assets	38,626	15,182

Goodwill	435	435
Restricted cash	273	—
Property, plant and equipment at cost, net	1,561	2,178

Total assets	$40,895	$17,795

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,175	$3,916
Accrued liabilities	4,316	3,058
Income taxes payable	248	248
Billings in excess of costs and estimated earnings on uncompleted contracts	81	160
Loans payable and capital lease obligations	331	342

Total current liabilities	22,151	7,724
Loans payable and capital lease obligations, net of current portion	65	311
Deferred revenue	—	125

Total liabilities	22,216	8,160

Commitments and contingencies	—	—

Stockholders’ equity
Preferred stock, par $0.0001, 20,000,000 shares authorized, none issued and outstanding at September 30, 2009 and December 31, 2008	—	—
Common stock, par $0.0001, 100,000,000 shares authorized 50.020,826 and 37,771,325 shares issued and outstanding at September 30, 2009 and December 31, 2008, respectively	5	4
Additional paid in capital	39,654	28,029
Accumulated other comprehensive loss	(222)	(222)
Accumulated deficit	(20,758)	(18,176)

Total stockholders’ equity	18,679	9,635

Total liabilities and stockholders’ equity	$40,895	$17,795

SOLAR POWER, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except for share data)

	For the Three Months Ended		For the Nine Months Ended
	September	September 30,	September 30,	September 30,
	30, 2009	2008	2009	2008
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net Sales	$22,280	$19,629	$38,475	$35,509
Cost of goods sold	17,143	17,762	31,150	32,226

Gross profit	5,137	1,867	7,325	3,283

Operating expenses:

General and administrative	2,105	2,134	6,541	6,808

Sales, marketing and customer service	1,145	558	2,780	1,749
Engineering, design and product management	228	128	626	396

Total operating expenses	3,478	2,820	9,947	8,953

Operating income (loss)	1,659	(953)	(2,622)	(5,670)

Other income (expense):
Interest expense	(6)	(34)	(34)	(108)
Interest income	1	15	5	120
Other income, net	84	—	72	5

Total other income (expense)	79	(19)	43	17

Income (loss) before income taxes	1,738	(972)	(2,579)	(5,653)

Income tax expense	—	—	3	3

Net income (loss)	$1,738	$(972)	$(2,582)	$(5,656)

Net income (loss) per common share
Basic	$0.05	$(0.03)	$(0.07)	$(0.15)

Diluted	$0.04	$(0.03)	$(0.07)	$(0.15)

Weighted average number of common shares used in computing per share amounts
Basic	38,994,000	37,740,368	38,286,787	37,671,794

Diluted	39,201,234	37,740,368	38,286,787	37,671,794